Exhibit 99.1

LSI INDUSTRIES REPORTS FISCAL 2024 FOURTH QUARTER AND FULL-YEAR RESULTS

AND DECLARES QUARTERLY CASH DIVIDEND

CINCINNATI, August 15, 2024 – LSI Industries Inc. (Nasdaq: LYTS, “LSI” or the “Company”) a leading U.S. based manufacturer of commercial lighting and display solutions, today reported financial results for its fiscal 2024 fourth quarter and full year ended June 30, 2024.

FISCAL 2024 FOURTH QUARTER

●	Net Sales $129.0 million, +4% to prior year
●	Net Income $5.7 million, including $1.0 million of acquisition related expense
●	Adj. Net Income $7.3 million or $0.24 per diluted share
●	EBITDA $11.9 million; Adjusted EBITDA $14.0 million or 10.9%/sales
●	Free Cash Flow $10.3 million
●	Completed acquisition of EMI Industries for $50 million cash

FISCAL 2024 FULL YEAR

●	Net Sales $469.6 million
●	Net Income $25.0 million or $0.83 per diluted share
●	Adjusted Net Income $28.6 million, $0.95 per diluted share
●	EBITDA of $45.5 million; Adjusted EBITDA $51.4 million or 11.0%/sales, +60 bps y/t/y
●	Free Cash Flow of $38.0 million

LSI demonstrated solid execution on its vertical market strategy during the fiscal fourth quarter, with an emphasis on higher-value, fully integrated solutions. The Company’s fourth quarter performance reflects continuation of recent demand trends which fluctuate by vertical market.

As previously disclosed, LSI acquired EMI Industries (“EMI”) on April 18, 2024, serving to further enhance its one-stop, end-to-end integrated display solutions offering within convenience store, grocery, and restaurant industries. LSI believes the transaction, which is immediately accretive to LSI’s adjusted earnings per share, will provide significant commercial synergy potential through the coming years, consistent with the value creation thesis outlined within LSI’s Fast Forward Strategy.

LSI reported net sales of $129.0 million in the quarter, including $18.1 million of partial-quarter contribution from EMI. Excluding EMI, sales declined versus the prior-year period, due largely to continued lower demand in the grocery vertical. Lower grocery sales activity was due primarily to the proposed merger of two large industry participants, which we have previously reported and remains under regulatory review at this time.

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

Fourth quarter net income was $5.7 million, including $1.0 million of non-recurring EMI acquisition related expense. Adjusted net income was $7.3 million in the fourth quarter, or $0.24 per diluted share, while Adjusted EBITDA was $14.0 million or 10.9% of net sales.

LSI generated $10.3 million of free cash flow in the fourth quarter, driven by the continued high-level conversion of earnings to cash and working capital efficiency.

For the twelve months ended June 30, 2024, LSI reported net sales of $469.6 million, or $0.95 per adjusted diluted share. For the full-year fiscal 2024, LSI delivered appreciable margin rate expansion, reflecting a strong focus on quality of earnings. Adjusted EBITDA of $51.4 million was comparable to prior year despite lower sales, reflecting strong operational discipline and cost controls, while the full year Adjusted EBITDA margin rate was 11.0% or 60 basis points above the prior-year period. A reconciliation of GAAP and non-GAAP financial results is included in this press release.

Full fiscal-year free cash flow was $38.0 million, enabling the Company to reinvest throughout the year in both organic and inorganic growth initiatives. LSI exits fiscal year 2024 with a healthy balance sheet, with a net leverage ratio of 1.0x, including the acquisition of EMI in April. As of June 30, 2024, the Company had approximately $50 million of cash and availability under its existing credit facility.

The Company declared a regular cash dividend of $0.05 per share payable on September 3, 2024, to shareholders of record on August 26, 2024.

MANAGEMENT COMMENTARY

“The fiscal fourth quarter concludes a pivotal year for our business, as we continued to expand our vertical market capabilities, including the acquisition of EMI Industries,” stated James A. Clark, President, and CEO of LSI. “Executing on our multi-year value-creation strategy, we have continued to develop leading positions across growing industry verticals, strengthened relationships across key partners and channels, and further improved our quality of earnings. LSI brings an unmatched portfolio of integrated solutions to every customer opportunity.

“Sound execution underscores our fourth quarter performance, as LSI achieved solid financial results while effectively managing an environment of fluctuating demand levels,” continued Clark. “For the full fiscal year, we achieved adjusted EBITDA of over $51 million, approximately equal to our record prior year level, and expanded EBITDA margin by sixty basis points to 11.0%. We generated free cash flow of over $38 million and exit the year with a strong balance sheet including a net leverage ratio of 1.0x. Thanks to the dedication and hard work of our team, we continue to demonstrate structurally higher performance levels across our end markets.

“The underlying demand fundamentals for our key markets remain healthy and we are positioned to achieve another year of profitable growth in fiscal 2025. Growth is expected to resume within the grocery vertical over the coming year, and our display solutions backlog for the refueling/c-store market is strong entering fiscal 2025, reflecting multiple major customer program wins in the second half of fiscal 2024. In addition, with our recent acquisition of EMI, we are excited to offer our customers an even broader array of complementary products and solutions, while cross-selling into both new and existing relationships. Our ability to serve the full project lifecycle, from concept, to installation, to ongoing support, provides meaningful opportunity to capture value across each phase of the project continuum, further strengthening our customers’ trust and confidence in LSI, and earn an increased share of business.

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

“Over the last year, we’ve continued to invest in innovation, positioning us to introduce new, next generation applications within our vertical markets, ” stated Clark. “We introduced more than twenty-five new or enhanced products in fiscal 2024, covering both the Lighting and Display Solutions segments, and have a steady pipeline slated for launch in fiscal 2025, maintaining a product vitality rate of over 30%. Activity in Display Solutions was highlighted by the introduction of our new refrigerated display case series of products utilizing the environmentally friendly R290 technology, which is free of ozone depleting properties. Initial shipments began in the fourth quarter, and we are well positioned to capitalize on resumption of demand in the grocery vertical, where several large customers have publicly stated their intent to fully convert to R290 technology.

“Additionally, we continued to strengthen our relationships with our channel partners and end customers throughout fiscal 2024. Our teams conducted a record number of lighting training sessions at our Cincinnati headquarters and other locations last year, including personnel from our external sales agency partners, distributors, contractors, and end users. In May, we hosted all our agency principals for a three-day conference, collaborating on growth plans for fiscal 2025 and beyond. With over eighty executives in attendance from over forty firms, we outlined product roadmaps and new product launch schedules, and discussed sales force requirements to be successful.

“Within the Lighting segment, we experienced generally stable demand conditions across most of our vertical markets in the fourth quarter,” stated Clark. “In fiscal 2024, sales were 4% below prior year, with LSI outperforming the broader market, capturing share in select vertical markets. Operating income for the year increased 5% driven by the 200-basis point increase in gross margin. Recent trends continue as project quotation levels remain steady; however, the quote-to-order conversion period remains extended, particularly for larger project activity. Construction schedule changes persist due to non-lighting supply chain issues together with availability of skilled labor. With lighting installation occurring in the late-cycle phase of construction, we continue to incur high levels of production schedule changes to our backlog, given changes in project timing. Pricing for project quotations remains stable and we expect that trend to continue in the first quarter of fiscal 2025.

“Fourth quarter Display Solutions sales increased 22% versus the prior year period, including the partial quarter impact of the EMI acquisition. Sales of print and digital graphics increased 9% in the quarter driven by the multiple, large program orders received in previous quarters. Momentum is expected to continue into fiscal 2025 and we enter the year with a strong backlog in the refueling/c-store vertical. The service and installation portion of our business realized stair-step growth in the quarter and will be leveraged across multiple customer programs throughout fiscal 2025. While fourth quarter Display Case sales to the grocery vertical remained soft as expected, orders were above the prior year quarter, resulting in the first year-over-year order increase in five quarters.

Clark concluded: “LSI enters fiscal 2025 well positioned to execute the next phase of our vertical market strategy. We remain encouraged by the expectations of emerging, multi-year investment cycles across our key vertical markets; the significant commercial potential provided by our expanded products and solutions; our strong relationships with both our channel partners and loyal end-users; the high level of talent and engagement we see across the organization; and optionality provided by our strong, well-capitalized balance sheet. We are building a differentiated model which we are confident will deliver sustained, profitable growth over time, while creating long-term value for our shareholders.”

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

FISCAL 2024 FOURTH QUARTER CONFERENCE CALL

A conference call will be held today at 11:00 A.M. ET to review the Company’s financial results and conduct a question-and-answer session.

A webcast of the conference call and accompanying presentation materials will be available in the Investor Relations section of LSI Industries’ website at www.lsicorp.com. Individuals can also participate by teleconference dial-in. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time to register, download and install any necessary audio software.

Details of the conference call are as follows:

Domestic Live:	877-407-4018
International Live:	201-689-8471

To listen to a replay of the teleconference, which subsequently will be available through August 29, 2024:

Domestic Replay:	844-512-2921
International Replay:	412-317-6671
Conference ID:	13747859

ABOUT LSI INDUSTRIES

Headquartered in Cincinnati, LSI Industries (Nasdaq: LYTS) specializes in the creation of advanced lighting, graphics, and display solutions. The Company’s American-made products, which include lighting, print graphics, digital graphics, refrigerated products, and custom displays, are engineered to elevate brands in competitive markets. With a workforce of nearly 1,900 employees and 16 facilities throughout North America, LSI is dedicated to providing top-quality solutions to its clients. Additional information about LSI is available at www.lsicorp.com.

FORWARD-LOOKING STATEMENTS

For details on the uncertainties that may cause our actual results to be materially different than those expressed in our forward-looking statements, visit https://investors.lsicorp.com as well as our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q which contain risk factors.

INVESTOR & MEDIA CONTACT

Noel Ryan, IRC

LYTS@vallumadvisors.com

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

Three Months Ended June 30			Twelve Months Ended June 30
		(Unaudited)
2024	2023	(In thousands, except per share data)	2024	2023
$129,007	$123,636	Net sales	$469,638	$496,979

95,173	87,773	Cost of products sold	335,962	360,003
-	-	Restructuring/Severance costs	508	31

33,834	35,863	Gross profit	133,168	136,945

23,830	25,606	Selling and administrative costs	96,618	99,018
11	20	Severance costs	32	35
-	-	Consulting expense: Commercial Growth Initiatives	-	864
982	-	Acquisition costs	1,001	-

9,011	10,237	Operating Income	35,517	37,028

121	(72)	Other (income) expense	262	15
1,003	764	Interest expense, net	2,156	3,687

7,887	9,545	Income before taxes	33,099	33,326

2,219	1,130	Income tax	8,122	7,564

$5,668	$8,415	Net income	$24,977	$25,762

		Weighted Average Common Shares Outstanding
29,256	28,471	Basic	29,049	28,127
30,245	29,680	Diluted	30,068	29,316

		Earnings Per Share
$0.19	$0.30	Basic	$0.86	$0.92
$0.19	$0.28	Diluted	$0.83	$0.88

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

`	(amounts in thousands)
	June 30,	June 30,
	2024	2023
Current assets	$162,499	$149,876
Property, plant and equipment, net	32,959	25,430
Other assets	153,342	120,844
Total assets	$348,800	$296,150

Current maturities of long-term debt	$3,571	$3,571
Other current liabilities	75,636	70,762
Long-term debt	50,658	31,629
Other long-term liabilities	14,580	12,610
Shareholders' equity	204,355	177,578
	$348,800	$296,150

Three Months Ended June 30, 2024, Results

Net sales for the three months ended June 30, 2024, were $129.0 million, up 4% from the three months ended June 30, 2023, reported net sales of $123.6 million. Lighting Segment net sales of $65.1 million decreased 9% and Display Solutions Segment net sales of $63.9 million increased 22% from last year’s fourth quarter net sales. Net income for the three months ended June 30, 2024, was $5.7 million, or $0.19 per share, compared to $8.4 million or $0.28 per share for the three months ended June 30, 2023. Earnings per share represents diluted earnings per share.

Twelve Months Ended June 30, 2024, Results

Net sales for the twelve months ended June 30, 2024, were $469.6 million, down 6% from the twelve months ended June 30, 2023, reported net sales of $497.0 million. Lighting Segment net sales of $262.4 million decreased 4% and Display Solutions Segment net sales of $207.2 million decreased 7% from last year’s net sales. Net income for the twelve months ended June 30, 2024, was $25.0 million, or $0.83 per share, compared to $25.8 million or $0.88 per share for the twelve months ended June 30, 2023. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet on June 30, 2024, included current assets of $162.5 million, current liabilities of $79.2 million and working capital of $83.3 million, which includes cash of $4.1 million. The current ratio was 2.1 to 1. The balance sheet also included shareholders’ equity of $204.4 million and long-term debt of $50.7 million. It is the Company’s priority to continuously generate sufficient cash flow, coupled with our credit facility, to adequately fund operations.

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

Cash Dividend Actions

The Board of Directors declared a regular cash dividend of $0.05 per share for the fourth quarter of fiscal 2024, payable September 3, 2024, to shareholders of record as of the close of business on August 26, 2024. The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which provides that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings both on a GAAP and non-GAAP basis, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant by the Board.

Non-GAAP Financial Measures

This press release includes adjustments to GAAP operating income, net income, and earnings per share for the three and twelve months ended June 30, 2024, and 2023. Operating income, net income, and earnings per share, which exclude the impact of long-term performance based compensation expense, commercial growth opportunity expense, acquisition costs, and restructuring and severance costs, are non-GAAP financial measures. We exclude these items because we believe they are not representative of the ongoing results of operations of the business. Also included in this press release are non-GAAP financial measures, including Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA and Adjusted EBITDA), Net Debt to Adjusted EBITDA, and Free Cash Flow. We believe that these are useful as supplemental measures in assessing the operating performance of our business. These measures are used by our management, including our chief operating decision maker, to evaluate business results, and are frequently referenced by those who follow the Company. These non-GAAP measures may be different from non-GAAP measures used by other companies. In addition, the non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations, in that they do not reflect all amounts associated with our results as determined in accordance with U.S. GAAP. Therefore, these measures should be used only to evaluate our results in conjunction with corresponding GAAP measures. Below is a reconciliation of these non-GAAP measures to net income and earnings per share reported for the periods indicated along with the calculation of EBITDA, Adjusted EBITDA, Free Cash Flow, and Net Debt to Adjusted EBITDA.

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

Three Months Ended June 30				Twelve Months Ended June 30
			(Unaudited)
2024	2023	% Change	(In thousands, except per share data)	2024	2023	% Change
$129,007	$123,636	4%	Net sales	$469,638	$496,979	-6%

9,011	10,237	-12%	Operating income as reported	35,517	37,028	-4%

1,185	1,477	-20%	Long-Term Performance Based Compensation	4,380	3,998	10%
982	-	NM	Acquisition costs	1,001	-	NM
10	20	-50%	Restructuring/Severance costs	539	66	717%
-	-	NM	Consulting expense: Commercial Growth Initiatives	-	864	NM

$11,188	$11,734	-5%	Operating income as adjusted	$41,437	$41,956	-1%

$5,668	$8,415	-33%	Net income as reported	$24,977	$25,762	-3%

$7,278	$8,797	-17%	Net income as adjusted	$28,625	$28,997	-1%

$0.19	$0.28	-33%	Earnings per share (diluted) as reported	$0.83	$0.88	-6%

$0.24	$0.30	-20%	Earnings per share (diluted) as adjusted	$0.95	$0.99	-4%

Three Months Ended					Twelve Months Ended
June 30					June 30
2024		2023		(In thousands, except per share data)	2024		2023
	Diluted		Diluted			Diluted		Diluted
	EPS		EPS	Reconciliation of net income to adjusted net income		EPS		EPS
$5,668	$0.19	$8,415	$0.28	Net income as reported	$24,977	$0.83	$25,762	$0.88

906	0.03	771	0.03	Long-Term Performance Based Compensation	3,272	0.11	2,879	0.10

722	0.02	-	-	Acquisition costs	735	0.02	-	-

6	-	13	-	Restructuring/Severance costs	396	0.01	51	-

-	-	-	-	Consulting expense: Commercial Growth Initiatives	-	-	707	0.02

(24)	-	(402)	(0.01)	Tax rate difference between reported and adjusted net income	(755)	(0.03)	(402)	(0.01)

$7,278	$0.24	$8,797	$0.30	Net income adjusted	$28,625	$0.95	$28,997	$0.99

LSI Industries Fourth Quarter and Full Year Fiscal 2024 Results
August 15, 2024

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30				June 30
2024	2023	% Change	Net Income to Adjusted EBITDA	2024	2023	% Change
5,668	8,415	-33%	Net income as reported	24,977	25,762	-3%
2,219	1,130		Income Tax	8,122	7,564
1,003	764		Interest expense, net	2,156	3,687
121	(72)		Other expense (income)	262	15
$9,011	$10,237	-12%	Operating Income as reported	$35,517	$37,028	-4%

2,856	2,369		Depreciation and amortization	9,999	9,664
$11,867	$12,606	-6%	EBITDA	$45,516	$46,692	-3%

1,185	1,477		Long-Term Performance Based Compensation	4,380	3,998
982	-		Acquisition costs	1,001	-
10	20		Restructuring/Severance costs	539	66
-	-		Consulting expense: Commercial Growth Initiatives	-	864
$14,044	$14,103	0%	Adjusted EBITDA	$51,436	$51,620	0%
10.9%	11.4%		Adjusted EBITDA as a Percentage of Sales	11.0%	10.4%

Three Months Ended			(Unaudited; In thousands)	Twelve Months Ended
June 30				June 30
2024	2023	% Change	Free Cash Flow	2024	2023	% Change
$11,096	$17,040	-35%	Cash flow from operations	$43,393	$49,588	-12%

(762)	(1,454)		Capital expenditures	(5,388)	(3,208)
$10,334	$15,586	-34%	Free cash flow	$38,005	$46,380	-18%

Net Debt to Adjusted EBITDA Ratio	June 30,
(amounts in thousands)	2024	2023
Current Maturity of Debt	$3,571	$3,571
Long-Term Debt	50,658	31,629
Total Debt	$54,229	$35,200
Less: Cash	(4,110)	(1,828)
Net Debt	$50,119	$33,372
Adjusted EBITDA - Trailing Twelve Months	$51,436	$51,620
Net Debt to Adjusted EBITDA Ratio	0.97	0.65